Exhibit 99.1

Aktis Oncology Appoints Industry Research and Development Veteran Glenn Gormley, MD, PhD to its Board of Directors

BOSTON – April 16, 2026 – Aktis Oncology, Inc. (NASDAQ:AKTS) (the “Company”), a clinical-stage oncology company focused on expanding the breakthrough potential of targeted radiopharmaceuticals to large populations, including those not addressed by existing platform technologies, today announced the appointment of Glenn Gormley, MD, PhD, as an independent director to its Board of Directors and co-chair of the Company’s newly established Science and Technology Committee of the Board of Directors.

“We are delighted to welcome Glenn to our Board as we continue to make significant progress toward upcoming clinical and corporate milestones,” said Matthew Roden, PhD, President and Chief Executive Officer of Aktis Oncology. “Glenn brings deep expertise in global biopharmaceutical leadership and oncology innovation, having guided several blockbuster medicines to approval. In particular, Glenn’s instrumental role in leading the discovery and development of a new generation of optimized, novel antibody drug conjugate (ADC) formats, which created an inflection point in the ADC field, is highly relevant to our vision of broadening the impact of targeted radiopharmaceuticals to large patient populations in need of new treatment options.”

“I am thrilled to work with the Aktis Board and leadership team as the Company continues to gain momentum in broadening the reach and unique benefits of targeted radiopharmaceuticals for patients,” said Dr. Gormley. “I am impressed not only by Aktis’ novel miniprotein radioconjugate platform, but also by its robust end-to-end supply chain to ensure reliability and scalability of product delivery, which I see as key differentiators for Aktis as a next-generation radiopharmaceuticals leader.”

Dr. Gormley brings more than three decades of biopharmaceutical leadership across research and development, executive leadership, and board service. Most recently, Dr. Gormley served as Senior Executive Officer and Global Head of Research and Development at Daiichi Sankyo Co., Ltd., and as Executive Chairman and President of Daiichi Sankyo, Inc. In these roles, he led the global R&D strategy and oversaw the development of a broad and diversified pipeline, including the successful build-out of Daiichi Sankyo’s ADC platform. Prior to Daiichi Sankyo, Dr. Gormley held senior leadership positions at several global pharmaceutical companies. He served as Chief Medical Officer at AstraZeneca and as Global Head of Clinical Development and Medical Affairs at Novartis, where he led late-stage development and medical strategy across multiple programs. Earlier in his career, he held senior clinical development roles at Merck. Dr. Gormley holds an MD and a PhD from the University of Chicago and completed his training at UCLA and New York University leading to board certification in pediatrics and pediatric endocrinology.

Concurrent with Dr. Gormley’s appointment to Aktis’ Board of Directors, current Board members Helen Kim and Oleg Nodelman plan to step down from Aktis’ Board of Directors, effective May 20, 2026.

“On behalf of the Board, I would like to thank Helen and Oleg for their commitment to Aktis from our earliest days as Series A investors and through our transition to a clinical-stage, publicly traded company,” said Todd Foley, Co-Founder and Chairman of Aktis Oncology. “We are deeply grateful for their five years of service, which helped us establish a strong foundation for the Company and shape our ambitious strategy and vision for the future.”

About Aktis’ miniprotein radioconjugate platform

Aktis has developed a proprietary, isotope-agnostic miniprotein radioconjugate platform to selectively deliver the tumor-killing properties of radioisotopes to targeted tumors. Aktis’ therapeutic miniprotein radioconjugates are designed to maximize anti-cancer activity through high tumor penetration coupled with internalization and retention in cancer cells, while rapidly clearing from normal organs and tissues. The Aktis platform further enables clinicians to visualize and verify target engagement with imaging isotopes prior to exposure to therapeutic radioisotopes. Leveraging this platform, and its patient-first end-to-end supply chain, Aktis is advancing a pipeline of next-generation targeted radiopharmaceuticals to address the unmet needs of patients across a broad spectrum of solid tumors.

About Aktis Oncology

Aktis Oncology, Inc. is a clinical-stage oncology company focused on expanding the breakthrough potential of targeted radiopharmaceuticals to large patient populations, including those not addressed by existing platform technologies. Aktis’ most advanced pipeline program, AKY-1189, is a miniprotein radioconjugate targeting Nectin-4, with multi-indication potential across multiple tumor types, including locally advanced or metastatic urothelial cancer, breast cancer, non-small cell lung cancer, colorectal cancer, cervical cancer, and head and neck cancer. Aktis’ second pipeline program, AKY-2519, is a miniprotein radioconjugate targeting B7-H3 expressing tumors, including prostate, lung and other solid tumors. Aktis has a strategic collaboration with Eli Lilly and Company to leverage its miniprotein platform to develop novel radioconjugates outside of Aktis’ proprietary pipeline. For more information, please visit www.aktisoncology.com.

Forward-looking statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations about the timing of ongoing and planned clinical trials and regulatory filings, goals to develop and commercialize its product candidates, its liquidity and capital resources, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to the Company’s limited operating history, its ability to obtain necessary funding, its ability to generate positive clinical trial results for its product candidates and other risks inherent in clinical development, the timing and scope of regulatory approvals, changes in laws and regulations to which the Company is subject, competitive pressures, its ability to identify additional product candidates, risks relating to business interruptions, and other risks set forth under the heading “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings with the Securities and Exchange Commission. The Company’s actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

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